                         LEHMAN BROTHERS HOLDINGS INC.

                                    AMENDED
                    CERTIFICATE OF THE DESIGNATION, POWERS,
                         PREFERENCES AND RIGHTS OF THE
            CUMULATIVE CONVERTIBLE VOTING PREFERRED STOCK, SERIES A

                           PAR VALUE $1.00 PER SHARE

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


                 LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation having its registered office at 1209 Orange Street, in the City of Wilmington, in the County of New Castle (the "Corporation"), HEREBY CERTIFIES to the Secretary of State of the State of Delaware that the Certificate of the Designation, Powers, Preferences and Rights of the Cumulative Convertible Voting Preferred Stock, Series A, of the Corporation has been amended as set forth herein, that the following resolution was duly adopted by the Board of Directors of the Corporation, pursuant to authority conferred upon the Board of Directors by the provisions of the Restated Certificate of Incorporation, as amended, of the Corporation and the amendments contained therein were duly adopted by the stockholders of the Corporation:

                 "RESOLVED, that the Board of Directors hereby declares that the following amendments to the Certificate of the Designation, Powers, Preferences and Rights, filed on April 15, 1987 with the Secretary of State of the State of Delaware (the "1987 Certificate of Designation"), as amended by the Certificate of Designation, Powers, Preferences and Rights, filed on August 10, 1990 with the Secretary of State of the State of Delaware, providing for the issuance of the Corporation's Cumulative Convertible Voting Preferred Stock, Series A, par value $1.00 per share, are advisable, hereby ratifies any prior reservation for issuance of, and further reserves for issuance, any shares of common stock of the Corporation issuable upon conversion of such preferred stock upon the terms and conditions set forth herein and hereby amends the designation, powers, preferences and rights, and qualifications, limitations and restrictions, of such preferred stock, in addition to those set forth in the said Restated Certificate of Incorporation, to read in their entirety as follows:

                 1. Designation. The designation of said series of the preferred stock shall be Cumulative Convertible Voting Preferred Stock, Series A (the "Series A Preferred Stock"). The Series A Preferred Stock shall be perpetual and the authorized number of shares of Series A Preferred Stock shall be thirteen million (13,000,000) shares (the "Series A Shares"). The par value of the Series A Preferred Stock shall be $1.00 per share.

                 2. Definitions. Except as otherwise specified herein, defined terms herein, which may be identified by the capitalization of the first letter of each principal word thereof, have the meanings assigned to them in the Investment Agreement, dated as of April 15, 1987, by and among American Express Company ("Parent") and the Corporation, on the one hand, and Nippon Life Insurance Company ("Nippon Life"), on the other hand, as such agreement has been amended by (a) the 1990 Agreement, dated June 12, 1990, by and between Parent and Nippon Life, as adopted by the Corporation in the Company Agreement, dated as of August 10, 1990 (the 1990 Agreement, as adopted, the "1990 Agreement") and (b) the 1994 Agreement, dated _______ __, 1994, by and among Parent, Nippon Life and the Corporation (the "1994 Agreement"), in each case as in effect on the date hereof (as amended, the "Investment Agreement").

                 3. Dividends. (a) The shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors or a duly authorized committee thereof, out of funds legally available for the payment of dividends, cumulative dividends payable quarterly in cash on March 15, June 15, September 15 and December 15 (or, if any such day is not a Business Day, then on the next succeeding Business Day) in each year (the "Dividend Payment Dates") commencing on June 15, 1987, in preference to dividends on shares of the common stock, $.10 per value per share, of the Corporation (defined in the Investment Agreement as "Company Common Stock" and defined herein as the "Common Stock"), or any other capital stock of the Corporation ranking junior to the Series A Preferred Stock in payment of dividends. The amount of cash dividends paid or payable on the Dividend Payment Dates prior to June 15, 1990, shall be determined as set forth in the 1987 Certificate of Designation, and on or after June 15, 1990, shall be determined as follows: The annual dividend rate per Series A Share shall be in the an amount equal to $1.955 per share. The amount of dividends payable on each Series A Share for each full quarterly dividend period shall be computed by dividing by four such annual rate. Dividends payable on the Series A Preferred Stock for any period less than a full quarterly period shall be computed on the basis of a 360-day year consisting of twelve 30-day months for the actual number of days involved. Dividends with respect to any Series A Share shall accumulate from the date of issue thereof. No cash dividends shall be declared and set apart for payment on any capital stock ranking on a par with the Series A Preferred Stock in the payment of dividends unless there shall likewise be or have been declared and set apart for payment on all Series A Shares at the time outstanding full cumulative dividends for all quarterly dividend periods ending on or before the dividend payment date for such other stock. If and so long as any full cumulative dividends payable on the Series A Shares in respect of all prior dividend periods shall not have been paid or set apart for payment, the Corporation shall not pay any dividends or make any distributions of assets (other than dividends payable in shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock in payment of dividends) on or redeem, purchase or otherwise acquire for consideration shares of capital stock of the Corporation ranking junior to or on a par with the Series A Preferred Stock in payment of dividends.

                          (b)  Dividends on the Series A Preferred Stock shall
be paid to the holders of record of Series A Shares as they appear on the stock register of the Corporation on such record date, not exceeding 40 days preceding the payment date thereof, as shall be fixed by the Board of Directors or by a duly authorized committee thereof. Dividends on account of arrears for any past dividend periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 40 days preceding the payment date thereof, as may be fixed by the Board of Directors or by a duly authorized committee thereof. Dividends shall be paid to each holder of record in United States dollars by wire transfer of immediately available funds to an account designated in writing by such holder not less than 10 days preceding the payment date thereof. Notwithstanding the foregoing, from and after the time, if any, that any shares of the Series A Preferred Stock are sold by Nippon Life pursuant to an effective registration statement under the Securities Act of 1933, dividends may be paid to each holder of record by check mailed to such holders at their respective addresses appearing on the books of the Corporation.

                 4. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution of the assets of the Corporation to holders of Common Stock or any other capital stock of the Corporation ranking junior upon liquidation, dissolution or winding up of the Corporation, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per Series A Share equal to $39.10 plus an amount equal to all dividends (whether or not earned or declared) accumulated and unpaid on such Series A Share as calculated in accordance with
Section 3 hereof to the date of final distribution. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of Series A Shares or any capital stock ranking on a par with the Series A Preferred Stock upon liquidation, dissolution or winding up of the Corporation, shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were payable in full. For the purposes hereof, neither a consolidation nor a merger of the Corporation with one or more other corporations, nor a sale or a transfer of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

                 5. Redemption. (a) The Series A Preferred Stock may not be redeemed by the Corporation prior to June 15, 1994, except as otherwise provided in the Investment Agreement. Thereafter, the Corporation may at its option redeem outstanding Series A Shares on any

Dividend Payment Date upon at least 30 days' and not more than 45 days' written notice to the holders thereof, at $39.10 per share plus accumulated and unpaid dividends (whether or not earned or declared) to the date fixed for redemption:

                                                  Number of Shares Subject
                                                        to Redemption
                                                  ------------------------

to and including
June 15, 1995 . . . . . . . . . . . . . .         up to 2,600,000 minus the
                                                  number of Series A Shares
                                                  converted into shares of
                                                  Corporation Common Stock
                                                  or exchanged for Parent
                                                  Common Shares or purchased by
                                                  the Corporation pursuant to
                                                  Section 7.4 of the 1990
                                                  Agreement prior to the date
                                                  fixed for redemption

thereafter to and including
June 15, 1996 . . . . . . . . . . . . . . . .     up to 5,200,000 minus the
                                                  number of Series A Shares
                                                  converted into shares of
                                                  Corporation Common Stock
                                                  or redeemed or exchanged for
                                                  Parent Common Shares or
                                                  purchased by the Corporation
                                                  pursuant to Section 7.4 of
                                                  the 1990 Agreement prior to
                                                  the date fixed for redemption

thereafter to and including
June 15, 1997 . . . . . . . . . . . . . . . .     up to 7,800,000 minus the
                                                  number of Series A Shares
                                                  converted into shares of
                                                  Corporation Common Stock
                                                  or redeemed or exchanged for
                                                  Parent Common Shares or
                                                  purchased by the Corporation
                                                  pursuant to Section

                                                  7.4 of the 1990 Agreement
                                                  prior to the date fixed
                                                  for redemption

thereafter to and including
June 15, 1998 . . . . . . . . . . . . . . . .     up to 10,400,000 minus the
                                                  number of Series A Shares
                                                  converted into shares of
                                                  Corporation Common Stock
                                                  or redeemed or exchanged for
                                                  Parent Common Shares or
                                                  purchased by the Corporation
                                                  pursuant to Section 7.4 of
                                                  the 1990 Agreement prior to
                                                  the date fixed for redemption

thereafter  . . . . . . . . . . . . . . . . .     up to 13,000,000 minus the
                                                  number of Series A Shares
                                                  converted into shares of
                                                  Corporation Common Stock
                                                  or redeemed or exchanged for
                                                  Parent Common Shares or
                                                  purchased by the Corporation
                                                  pursuant to Section 7.4 of
                                                  the 1990 Agreement prior to
                                                  the date fixed for redemption


provided, however, such Series A Shares shall not be redeemable by the Corporation unless (i) there is Public Company Common Stock outstanding on the dates upon which notice of redemption is first given and such redemption is effected, and (ii) the Average Market Price of the Common Stock of the Corporation on the date upon which notice of redemption is first given is above the Conversion Price (as defined in Section 7 hereof) then in effect.

                          (b)  Notice of any proposed redemption of shares of
Series A Preferred Stock shall be given by the Corporation by mailing a copy of such notice to holders of record of the Series A Shares to be redeemed at their respective addresses appearing on the books of the Corporation. Said notice shall specify the shares called for redemption, the redemption price and the price at which and the date on which the shares called for redemption will, upon presentation and surrender of the certificates of stock evidencing such shares, be redeemed and the redemption price therefor paid. From and after the date fixed in any such notice as the date of redemption of shares of Series A Preferred Stock, unless default shall be made by the Corporation in providing monies at the time and place specified for the payment of the redemption price pursuant to said notice, all dividends on the Series A Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price, shall cease and terminate.

                 6. Shares to be Retired. All Series A Shares redeemed by the Corporation shall be retired and cancelled and shall not thereafter be reissued.

                 7. Conversion Rights. The Series A Shares shall be convertible, in whole or in part, provided that at least 250,000 Series A Shares (or such lesser number of Series A Shares as shall then be outstanding) shall be converted at any one time, at the option of the holders thereof, into shares of Common Stock of the Corporation subject to the following terms and conditions:

                 (a) The Series A Shares shall be convertible at the office of any Transfer Agent, and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock of the Corporation, at the Conversion Price, determined as hereinafter provided, in effect at the time of conversion, each Series A Share being taken by the Corporation as having a value equal to $39.10 per share. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted at any time shall be calculated as $39.10 divided by the Conversion Price in effect at the time of conversion. The price at which shares of Common Stock shall be delivered upon conversion (herein called the "Conversion Price") shall, effective as of the Closing Date under the 1994 Agreement, be $[122.9666861]* per share. The Conversion Price shall be adjusted in certain instances as provided in paragraphs
         (c), (d), (e), (f), (g) and (i) below.

                 (b) In order to convert Series A Shares into Common Stock, the holder thereof shall surrender at any office hereinabove mentioned the certificate or certificates therefor, duly endorsed or assigned to the Corporation or in blank, and give written notice to the Corporation at such office that he elects to convert such shares.
         Such notice shall be substantially in the following form:

                 "NOTICE TO EXERCISE CONVERSION RIGHT

                 The undersigned, being a holder of the Cumulative Convertible Voting Preferred Stock, Series A ("Series A Shares") of Lehman Brothers Holdings Inc., irrevocably exercises the right to convert __________ out standing Series A Shares on ____ _____, 19__, into shares of Common Stock of Lehman Brothers Holdings Inc. in accordance with the terms of the Series A Shares, and directs that the shares issuable and deliverable upon the conversion, together with any check in payment for fractional shares, be issued and delivered in the denominations indicated below to the registered holder hereof unless a different name has been indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto.

         Dated:  [On or before the date fixed for conversion]





__________________________________

* To be adjusted to equal $39.10 divided by the actual Reverse Split Ratio to be determined as of the Record Date for the Distribution.

Fill in for registration of
  shares of Common Stock if
  to be issued otherwise
  than to the registered
  holder:

- ----------------------------
Name

- ----------------------------
Address

- ----------------------------        ----------------------
(Please print name and                    (Signature)
address, including postal
code number)
Denominations:
               ----------------------------."


                 A payment or adjustment shall not be made by the Corporation upon any conversion on account of any dividends accrued on the Series A Shares surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

                 Series A Shares shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Corporation shall issue and shall deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as hereinafter provided, to the person or per sons entitled to receive the same. In case shares of Series A Preferred Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the date fixed for redemption, unless default shall be made in payment of the redemption price.

                 (c) In case the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Corporation in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. In the event that such distribution is not so made, (i) the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of stockholders entitled to receive such distribution had not been fixed, and (ii) the holders shall have the option of reversing any exercise of their conversion rights hereunder made after such record date in contemplation of such distribution (and thereby reestablishing such conversion rights to the extent so exercised) by returning to the Corporation any Common Stock, cash and other securities or property which had been received upon such conversion; provided that the option set forth in this clause (ii) shall be exercisable by a holder only prospectively by a written instrument delivered to the Corporation at the time of such conversion, which instrument shall state that such holder revokes such conversion if such distribution is not so made. For the purposes of this paragraph (c), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution in shares of Common Stock held in the treasury of the Corporation.

                 (d) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than (i) if the

         Corporation shall have outstanding at the time of such issuance, and for a period of at least 30 trading days immediately prior to such issuance, Public Company Stock, the Average Market Price of the Common Stock or (ii) if otherwise, the Fair Market Value (as defined in paragraph (p) below) per share of the Common Stock, on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such Average Market Price or Fair Market Value, as the case may be, and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. In the event that such issuance is not so made, (i) the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of stockholders entitled to receive such rights or warrants had not been fixed, and the holders shall have the option of reversing any exercise of their conversion rights hereunder made after such record date in contemplation of such issuance (and thereby re-establishing such conversion rights to the extent so exercised) by returning to the Corporation any Common Stock, cash and other securities or property which had been received upon such conversion; provided that the option set forth in this clause (ii) shall be exercisable by a holder only prospectively by a written instrument delivered to the Corporation at the time of such conversion, which instrument shall state that such holder revokes such conversion if such distribution is not so made. For the purposes of this paragraph
         (d), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Corporation.

                 (e) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the date upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                 (f) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding (i) any rights or warrants referred to in paragraph (d) above, (ii) any dividend or distribution paid in cash or other property out of the Adjusted Retained Earnings of the Corporation and (iii) any dividend or distribution referred to in paragraph (c) above), then either (at the option of the Corporation) (I) the Corporation shall elect to include in such distribution the holders of shares of Series A Preferred Stock in respect of the number of Series A Shares held by such holders as of the record date for such distribution as if such holders had converted such Series A Shares into Common Stock immediately prior to such record date (such conversion assumed to be made at the Conversion Price in effect without regard to the adjustment provided in the following clause (II)), or (II) the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a frac-tion of which the numerator shall be the Fair Market Price per share of the Common Stock on the date fixed for such determination less the fair market value (as determined (A) if Nippon Life and its Affiliates then own a majority of the Series A Shares then outstanding (i) jointly by the Corporation and Nippon Life or (ii) if Nippon Life and the Corporation cannot so agree, by an internationally recognized investment banking firm selected by Nippon Life and the Corporation or
         (B) if Nippon Life and its Affiliates do not then own a majority of the Series A Shares then outstanding, by an independent, internationally recognized investment banking firm selected by the Corporation) on such date of the portion of the assets or evidences of indebted ness so distributed applicable to one share of Common Stock and the denominator shall be the Fair Market Price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution. In the event that such distribution is not so made, (i) the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such date fixed for the determination of stockholders entitled to receive such distribution had not been fixed, and (ii) the holders shall have the option of reversing any exercise of their conversion rights hereunder made after such record date in contemplation of such distribution (and thereby re-establishing such conversion rights to the extent so exercised) by returning to the Corporation any Common Stock, cash and other securities or property which had been received upon such conversion; provided that the option set forth in this clause (ii) shall be exercisable by a Holder only prospectively by a written instrument delivered to the Corporation at the time of such conversion, which instrument shall state that such holder revokes such conversion if such distribution is not so made. For purposes of this paragraph (f), "Adjusted Retained Earnings" shall mean the retained earnings of the Corporation as of the date of such dividend or distribution plus $500,000,000 plus any dividend paid after August 10, 1990 (which has been debited against retained earnings) on any Preferred Stock of the Corporation outstanding on August 10, 1990. If the Corporation makes an election under clause
         (I) of this paragraph (f)
         with respect to any such distribution payable on any Series A Share (an "Elected Company Dividend"), the Corporation may in lieu of such distribution elect to pay the fair market value (determined as provided above) of such Elected Company Dividend in cash (the "Cash Equivalent") or elect to defer payment of such Elected Company Dividend or the Cash Equivalent to the holder of such Series A Share and hold such amount (and any amounts subsequently paid or earned in respect of such deferred Elected Company Dividend or Cash Equivalent) in trust for the holder until the earlier to occur of (X) the conversion of such Series A Share into Common Stock or (Y) the holder of such Series A Share no longer having the right to exchange such Series A Share for Parent Exchange Common Shares (otherwise than as a result of an exchange for Parent Exchange Common Shares); provided, that payment to the holder of such Series A Share shall be made promptly after the earliest of such times; and provided, further, that any such deferred Elected Company Dividend or Cash Equivalent shall not be payable and shall be released to the Corporation and no longer held in trust for the holder with respect to any Series A Share that is exchanged for Parent Exchange Common Shares or is redeemed or is otherwise purchased by the Corporation pursuant to Section 7.4 of the 1990 Agreement. Any cash to be held in trust for the holder as a deferred Elected Company Dividend or Cash Equivalent shall be invested by the Corporation in U.S. government treasury bills.

                 (g) The reclassification (including any reclassification upon a merger in which the Corporation is the continuing corporation, but not including any transaction for which an adjustment is provided in paragraph (h) below) of Common Stock into securities including other than Common Stock shall be deemed to involve (i) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and "the date fixed for such determination" within the meaning of paragraph (f) above), and (ii) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of paragraph (e) above).

                 (h) In case of any consolidation of the Corporation with, or merger of the Corporation into, any other Person, any merger of another Person into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or any sale or transfer of all or substantially all of the assets of the Corporation, the Person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall execute and deliver an assumption agreement satisfactory in form and substance to a majority in interest of the holders, providing that the holders of Series A Shares shall have the right thereafter, during the period such Series A Shares shall be outstanding to convert such Series A Shares only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such Series A Shares might have been converted immediately prior to such consolidation, merger, sale or transfer. If the holders of Common Stock may elect from choices the kind or amount of securities, cash and other property receivable in respect of any Series A Share upon such consolidation, merger, sale or transfer, then for the purpose of this Section 7 the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer shall be deemed to be the choice specified by the holder of such Series A Share, which specification shall be made by such holder by the later of (i) 20 Business Days after such holder is provided with a final version of all information required by law or regulation to be furnished to holders of Common Stock concerning such choice, or if no such information is required, 20 Business Days after the Corporation notifies such holder of all material facts concerning such specification and (ii) the last time at which holders of Common Stock are permitted to make their specification known to the Corporation. If such holder fails to make any specification, such holder's choice shall be deemed to be whatever choice is made by a plurality of holders of Common Stock not affiliated with the Corporation or the other Person to the merger or consolidation or, if no such holders exist, as specified by the Board of Directors in good faith. Such assumption agreement shall provide for adjustments which, for events subsequent to the effective date of such written instrument, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 7. The above provisions of this paragraph (h) shall similarly apply to successive consolidations, mergers, sales or transfers.

                 (i) The Corporation may make such reductions in the Conversion Price, in addition to those required by paragraphs (c),
         (d), (e), (f) and (g) above, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

                 (j) Whenever the Conversion Price is adjusted as herein provided the Corporation shall compute the adjusted Conversion Price in accordance with this Section 7 and shall prepare a certificate signed by the Treasurer (or other responsible financial officer) of the Corporation setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent or Agents for the Series A Preferred Stock and a copy air mailed as soon as practicable to the holders of record of the Series A Shares.

                 (k)  In case:

                          (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock payable otherwise than in cash out of its Adjusted Retained Earnings; or

                          (ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or pur-chase any shares of capital stock of any class or of any other rights; or

                          (iii) of any reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of common stockholders of the Corporation is required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or

                          (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

         then the corporation shall cause to be filed with the Transfer Agent or Agents, if any, for the Series A Preferred Stock, and shall cause to be air mailed to the holders of record of the outstanding shares of Series A Preferred Stock, at least 30 days (or 15 days in any case specified in clause (i) or (ii) above) prior to the applicable record or effective date hereinafter specified, a notice stating (X) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (Y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

                 (l) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effective the conversion of Series A

         Shares, the full number of shares of Common Stock then deliverable upon the conversion of all Series A Shares then outstanding.

                 (m) No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Corporation shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock (as determined in good faith by the Board of Directors or in any manner prescribed by the Board of Directors) at the close of business on the day of conversion.

                 (n) The Corporation will pay any and all stamp or other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of Series A Shares pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A Shares so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation that such tax has been paid.

                 (o) In any case in which this Section 7 shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event
         (i) issuing to the holder of any Series A Shares converted after such record date and before the occurrence of such event the additional shares of Common Stock (and Elected Company Dividend or Cash Equivalent, if any) issuable upon such conversion by reason of the adjustment required by such event over and above the number of shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (ii) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to Section 7(m); provided, that, upon the request of such holder, the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's rights to receive such additional shares of Common Stock, and such cash, upon the occurrence of the event requiring such adjustment.

                 (p)  For the purpose of this Section 7:

                          (i) "Adjusted Retained Earnings" shall have the meaning assigned in Section 7(f).

                          (ii) "Common Stock" shall include any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, shares issuable on conversion of Series A Shares shall include only shares of the class designated as Common Stock of the Corporation as of the Closing Date, or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

                          (iii) "Cash Equivalent" shall have the meaning assigned in Section 7(f).

                          (iv) "Elected Company Dividend" shall have the meaning assigned in Section 7(f).

                          (v) "Fair Market Value" per share of Common Stock on any date means the fair market value thereof on the date in question, which either (A) if Nippon Life and its Affiliates then own a majority of the Series A Shares then outstanding (i) shall be determined jointly by the Corporation and Nippon Life or (ii) if the Corpo-ration and Nippon Life cannot agree, shall be the value reasonably determined in good faith by the Board of Directors of the Corporation or (B) if Nippon Life and its Affiliates do not then own a majority of the Series A Shares then outstanding, shall be the value reasonably determined in good faith by the Board of Directors of the Corporation.

                          (vi) "Fair Market Price" per share of Common Stock on any date means the fair market value thereof on the date in question, determined (A) if Nippon Life and its Affiliates then own a majority of the Series A Shares then outstanding (i) jointly by the Corporation and Nippon Life or (ii) if the Corporation and Nippon Life cannot so agree, by an independent internationally recognized investment banking firm selected by the Corporation and Nippon Life or
         (B) if Nippon Life and its Affiliates do not then own a majority of the Series A Shares then outstanding, shall be determined by an independent, internationally recognized investment banking firm selected by the Corporation, which determination in any such case shall include the value attributable to any assets or securities to be distributed to the holders of Common Stock.

         8.  Voting Rights.

                 The holders of Series A Preferred Stock shall have the following voting rights subject to the following terms and conditions:

                 (a) The holders of Series A Preferred Stock shall have voting rights equal to the voting rights of holders of shares of Common Stock and the Series A Shares shall vote together with the shares of Common Stock (and of any other class or series which may similarly be entitled to vote with the shares of Common Stock) as a single class upon all matters upon which holders of Common Stock are entitled to vote;

                 (b) So long as any of the Series A Shares remain outstanding, the Corporation will not, either directly or indirectly or through merger or consolidation with any other corporation, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least a majority of the Series A Shares then outstanding, amend, alter or repeal any of the provisions of the Certificate of Designation, Powers, Preferences and Rights of the Series A Preferred Stock or the Restated Certificate of Incorporation of the Corporation, or authorize any reclassification of the Series A Preferred Stock, so as in any such case to affect adversely the preferences, special rights or powers of the Series A Preferred Stock, or authorize any capital stock of the Corporation ranking, either as to payment of dividends or upon liquidation, dissolution or winding up of the Corporation, prior to the Series A Preferred Stock; and

                 (c) In exercising the voting rights set forth in this Section 8 or when otherwise granted voting rights by operation of law, each share of Series A Preferred Stock shall be entitled to a number of votes equal to the quotient obtained by dividing $39.10 by the Conversion Price in effect at the time.

                 No consent of holders of the Series A Preferred Stock shall be required for (i) the creation of any indebtedness of any kind of the Corporation, (ii) the authorization or issuance of any class of capital stock of the Corporation ranking junior or equal to the Series A Preferred Stock in payment of dividends or upon liquidation, dissolution or winding up of the Corporation.

                 9. Sinking Fund. The Series A Preferred Stock shall not be subject to any right of mandatory payment or prepayment (except for liquidation, dissolution or winding up of the Corporation) or to any sinking fund.

                 10. Transfers. Unless held by American Express Company or one or more of its Affiliates, the Series A Shares shall be subject to the provisions of the Investment Agreement, as amended by the 1990 Agreement and the 1994 Agreement, and may not be sold or transferred except in accordance therewith.

                 11. Exchanges. Certificates representing Series A Shares shall be exchangeable, at the option of the holder, for a new certificate or certificates of the same or different denominations representing in the aggregate the same number of Series A Shares.

                 12. Term. Subject to redemption as set forth in Section 5 or to conversion as set forth in Section 7, the Series A Preferred Stock shall be perpetual."

                 IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its undersigned
_________________ and attested to by its Secretary this ____ day of May, 1994.


                                                   ----------------------------
                                                   Name:
                                                   Title:


[Corporate Seal]

ATTEST:


- --------------------
Assistant Secretary